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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Avir Finanziaria S.p.A.:

    We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement dated April 14, 1997 on Form S-3 for the registration of debt securities, guarantees of debt securities and common stock of Owens-Illinois, Inc. and Owens-Illinois Group, Inc. of our report dated May 13, 1996, except as to Note 21, which is as of March 3, 1997, with respect to the consolidated financial statements of Avir Finanziaria S.p.A. and subsidiaries as of and for the year ended December 31, 1995, which report appears in the Form 8-K/A of Owens-Illinois, Inc. dated March 3, 1997.

                                          /s/ KPMG S.p.A.

Rome, Italy
April 14, 1997